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                                                                    EXHIBIT 99.1


Contact:  William F. Cleary  (610) 889-5249; James P. McKinley  (610) 889-5271

AMETEK AEROSPACE PRODUCTS, INC. (AMETEK, INC.) ANNOUNCES CONSUMMATION OF MERGER WITH CULLIGAN WATER TECHNOLOGIES, INC.

Paoli, PA, August 1, 1997 - AMETEK Aerospace Products, Inc. (NYSE: AME) today announced the completion of the merger of AMETEK, Inc.'s water filtration business with Culligan Water Company, Inc., a subsidiary of Culligan Water Technologies, Inc., and other related matters. The certificate of merger was declared effective by the State of Delaware at 12:02 a.m. this morning. AMETEK Aerospace Products was spun-off on a tax-free basis to the stockholders of AMETEK, Inc. and holds all of AMETEK's existing operations, except its water filtration business.

The common stock of AMETEK Aerospace Products, which will be renamed AMETEK, Inc., will begin trading today on a "when-issued" basis on both the New York Stock Exchange, Inc. and the Pacific Exchange, Inc.

AMETEK INC. CORPORATE PROFILE

AMETEK is a leading global manufacturer of electrical and electromechanical products and materials engineered for niche markets. Operations are in the United States, Europe, Asia, and Mexico with about one-third of sales to markets outside the United States.

AMETEK's Corporate Growth Plan is based on Four Key Strategies: New Products, Global & Market Expansion, Strategic Acquisitions & Joint Ventures, and Operational Excellence; its objective is double-digit percentage earnings growth and a superior return on total capital.